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                         LEGG MASON, INC.

                      ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

          FIRST:    The Articles of Incorporation of Legg Mason,
Inc., a Maryland corporation (the "Corporation"), are hereby amended by deleting the first paragraph of Article Fifth and inserting in place thereof a new paragraph to read as follows:

               "FIFTH:   The aggregate par value of all
          shares which the Corporation is authorized to issue is $42,000,000, represented by
          4,000,000 shares of Preferred Stock of the par value of $10 per share and 20,000,000 shares of Common Stock of the par value of $.10 per share."

          SECOND:   The amendment to the Articles of
Incorporation of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation as required by law.

          THIRD:    The total number of shares of all classes of
stock which the Corporation had authority to issue immediately prior to this amendment was 16,000,000 shares consisting of 12,000,000 shares of Common Stock, $.10 par value, and 4,000,000 shares of Preferred Stock, $10 par value. The aggregate par value of all shares of all classes having a par value was Forty-One Million, Two Hundred Thousand Dollars ($41,200,000).

          FOURTH:   The total number of shares of all classes of
stock which the Corporation has authority to issue, pursuant to the Articles of Incorporation as hereby amended, is 24,000,000 shares consisting of 20,000,000 shares of Common Stock, $.10 par value, and 4,000,000 shares of Preferred Stock, $10 par value. The aggregate par value of all shares of all classes having a par value is Forty-Two Million Dollars ($42,000,000).

          FIFTH:    The description of each class of stock of the
Corporation, as set forth in the original Articles of Incorporation, and as amended from time to time, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, has not been changed by this amendment.

          SIXTH:    The undersigned President acknowledges these
Articles of Amendment to be the corporate act of said corporation and with respect to all matters and facts otherwise required to be verified under oath, the undersigned President acknowledges

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that to the best of his knowledge, information and belief, such matters
and facts are true in all material respects and such statement is made under the penalties of perjury.

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on this 26th day of February, 1987.

ATTEST:                       LEGG MASON, INC.



/s/ Charles A. Bacigalupo     By: /s/ Raymond A. Mason
Charles A. Bacigalupo,            Raymond A. Mason,
Secretary                         President